UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2012

CONVIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34707	74-2935609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11501 Domain Drive, Suite 200 Austin, Texas		78758
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 652-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On January 16, 2012, Convio, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blackbaud, Inc., a Delaware corporation (“Blackbaud”), and Caribou Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Blackbaud (“Merger Sub”), for the acquisition of the Company by Blackbaud. Pursuant to the terms of the Merger Agreement, Blackbaud (through Merger Sub) will make a cash tender offer for all of the issued and outstanding shares of the Company’s common stock at a per share purchase price of $16.00, for aggregate consideration of approximately $275 million.

As promptly as practicable following the consummation of the tender offer, Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Blackbaud (the “Merger”). In the Merger, the remaining stockholders of the Company, other than stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law, will be entitled to receive the $16.00 per share of common stock. Upon completion of the Merger, all outstanding vested options to purchase the Company’s common stock shall be converted into the right to receive cash equal to the spread and unvested options and restricted stock units shall be assumed by Blackbaud.

The Company has made various representations and warranties and agreed to specified covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the closing of the Merger, restrictions on solicitation of proposals with respect to alternative transactions, public disclosures and other matters. The Merger Agreement contains certain termination rights of Blackbaud and the Company and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Blackbaud a termination fee of up to $11 million and to reimburse Blackbaud’s reasonable expenses up to $1.5 million.

The Company’s Board of Directors has approved the Merger Agreement and unanimously recommends that its stockholders accept the tender offer.

The consummation of the tender offer and the Merger is subject to customary closing conditions. Depending on the number of shares held by Blackbaud after its acceptance of the shares properly tendered in connection with the tender offer, approval of the Merger by the holders of the Company’s outstanding shares remaining after the completion of the tender offer may be required.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated January 16, 2012 by and among Blackbaud, Inc., Caribou Acquisition Corporation and Convio, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVIO, INC.

Date: January 17, 2012	/s/ James R. Offerdahl
James R. Offerdahl Chief Financial Officer and Vice President of Administration
(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger dated January 16, 2012 by and among Blackbaud, Inc., Caribou Acquisition Corporation and Convio, Inc.